UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 16, 2005

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

                In connection with her election to the Board of Directors (the “Board”) of Momenta Pharmaceuticals, Inc. (the “Company”), on March 16, 2005, the Company granted Marsha Fanucci a nonstatutory stock option to purchase 38,400 shares of the Company’s common stock pursuant to the Company’s 2004 Stock Incentive Plan at an exercise price equal to $8.50, the fair market value of the common stock on March 15, 2005. The stock option has a 10-year duration and shall vest as to one-third of the shares on each of the first, second and third anniversaries of March 16, 2005. The Company’s form of Nonstatutory Stock Option Agreement was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)

                On March 16, 2005, John L. Zabriskie resigned from the Board, effective as of March 16, 2005. Mr. Zabriskie’s decision to resign from the Board is not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the registrant’s operations, policies or practices.

(d)

                On March 16, 2005, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, voted to elect Marsha Fanucci as a new director, to serve until her successor is elected and qualified. Ms. Fanucci has been named as the chairperson of the Audit Committee of the Board. There are no transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which the Company is to be a party, in which the amount involved exceeds $60,000, and in which Ms. Fanucci had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: March 18, 2005	By:	/s/ Richard P. Shea
Richard P. Shea Chief Financial Officer (Principal Financial Officer)